Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 18, 2015 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of CIRCOR International, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the registration statements of CIRCOR International, Inc. and subsidiaries on Form S-8 (No. 333-91229, effective November 18, 1999; No. 333-125237, effective May 25, 2005, No. 333-190295, effective August 1, 2013; and No. 333-197754, effective July 31, 2014) and Form S-3 (No. 333-85912, effective April 6, 2002 and No. 333-170334, effective December 17, 2010).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
February 18, 2015